EXCLUSIVE PATENT SUB-LICENSE AND ROYALTY AGREEMENT

         THIS EXCLUSIVE PATENT SUB-LICENSE AND ROYALTY AGREEMENT
("Agreement") is made as of November 21, 2002 by and between the Estate of David Sowers, Deceased, by and through the Estate's Personal Representative, Sandra Sowers (hereinafter "Licensor"), having an address at 4411 NW 105th Terrace, Coral Springs, Florida 33065 (hereinafter "Licensor"), P.D.C. Innovative Industries, Inc., a Nevada corporation, with its principle place of business located at 3838 NW 126th Avenue, Coral Springs, Florida 33065 (hereinafter "Licensee"), and Medical Marketing Innovations, Inc., a Florida corporation, having it principle place of business located at 7150 West 20th Avenue, Suite 302, Hialeah, Florida 33016 (hereinafter "Company") (the signatories to this Agreement being referred to individually as a "Party" hereto and collectively as "Parties" hereto).

                              W I T N E S S E T H:

         WHEREAS, Licensor owns certain Technology (as hereinafter defined) which is covered by Licensor's Patent Rights (also as hereinafter defined); and

         WHEREAS, Licensor has previously licensed the Technology and Patent Rights to Licensee pursuant to an exclusive patents license agreement dated June 8, 2000 by and between David Sowers, now deceased, of which Sandra Sowers is the sole beneficiary and Personal Representative of Licensor's Estate, and the Licensee (the "June 8 Agreement"), which June 8 Agreement has been subsequently amended and revised as to the royalty provisions thereof pursuant to the terms of an October 1, 2001 resolution of the Licensee's Board of Directors, of which the Licensor was then and is now a director (the "Amendment and Revision") (the June 8 Agreement and the Amendment and Revision are collectively referred to as the June 8 Agreement, as amended"); and

         WHEREAS, the June 8 Agreement, as amended, is currently in full force and effect; and

          WHEREAS, Licensor and Licensee are both desirous that the Technology be utilized and further developed, and the Licensor is therefore willing to permit Licensee to grant an exclusive territorial sub-license and right thereto pursuant to the terms and conditions hereof (with each of the Licensor and Licensee understanding that the sub-license and rights thereto as set forth herein are broader than that previously granted by the Licensor to the Licensee pursuant to the June 8 Agreement, as amended, to which such expanded license and rights Licensor agrees by her execution hereof) to the Company for all of the Technology to which the Licensor and Licensee together have sole right, title and interest; and

         WHEREAS, the Company desires to obtain certain exclusive rights from the Licensor and Licensee for the commercial development, use, license and /or sale of the Technology; and

         WHEREAS, the Company will receive know-how relating to the Technology from the Licensee and Licensor, including but not limited to access to the Licensee and the Licensor;

         NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, the Licensor, Licensee and the Company agree as follows:

                                    SECTION 1
                                   DEFINITIONS
                                   -----------

         1.1 "Technology" as used herein means all technical and economic information, know- how and data relating to the Licensor's Hypo-Pro 2000 (formerly referred to as the Hypo-Sterile 2000 in the June 8 Agreement, as amended) medical device product, all related and /or ancillary products, all Improvements and Related Technology and Components.

         1.2 "Patent Rights" as used herein means rights in the Technology and all proposed patent applications, pending patent applications (including but not limited to U.S. Patent Application, Serial No. 10/003874, entitled "Hypodermic Needle and Syringe Decontamination" and Destroying Apparatus" filed October 24,
2001), issued patents in the United States and any foreign country, any claim of which covers any portion of the Technology, without limitation, as well as any continuation, divisional, renewal, reissue, reexamination and extension of any such applications or patents, and any corresponding foreign patents and applications.

         1.3 "Territories" as used herein means the world, including the United States and its territorial possessions and Canada.

         1.4 "Licensed Product" as used herein means any product, apparatus, kit or component part thereof, or process or method of operation or other subject matter whose manufacture, use or sale is covered by any claim or claims included with the Patent Rights, as such term is defined above.

         1.5 "Licensed Method" as used herein means any method, process, technique or manner of production whose operation or use is covered by any claim or claims included with the Patent Rights.

         1.6 "Improvements" as used herein means each and every modification relating to the Licensed Product acquired by Licensor with the right to transfer or license.

         1.7 "Affiliate" as used herein means any legal entity or corporation of which the Company now or may later directly or indirectly control or own.

         1.8 "Related Technology and Components" as used herein means all CAD drawings of circuit board layouts, manufacturing assembly instructions, test procedures, bills of material, lists of approved vendors, location of unique dies and tools, engineering test criteria for the Hypo-Pro 2000 product (to the extent assignable), full documentation for the electronics portion of the Hypo-Pro 2000, all software operating systems and machine codes for the products recited above, all copyrights thereto and to the Technology and exclusive use by the Company of trademarks and copyrights related to the manufacture of the Licensed Product.

         1.9 "Sold" or "sold" as used herein means sales and/or lease use, and/or any other use or disposition, however characterized, of the Licensed Product for which payment has been received by the Company.

         1.10 "Improved Patents" as used herein means rights in all issued patents and pending patent applications in the United States or any foreign country, which represent any continuation, divisional, renewal, reissue, reexamination, and extension of any such applications or patents in the Patent Rights, and any corresponding foreign patents or applications.

         1.11 "Net Selling Price" as used herein means the gross selling price of the Licensed Product sold by the Company or any Affiliate or any sub-licensee of the Company, less shipping and handling and applicable sales and excise taxes.

                                    SECTION 2
                                      GRANT
                                      -----

         2.1 Subject to the terms and conditions set forth in this Agreement, Licensee and Licensor hereby grant to the Company an exclusive license and right, with respect to all intellectual property rights, in the Territories, to make or have made, use and sell or have sold the Licensed Product in the Territories. In addition, subject to the terms and conditions set forth in this Agreement, Licensee and Licensor hereby grant to the Company an exclusive license and right, in the Territories, with the sole and exclusive right, in prior consultation with the Licensee and Licensor, but in Licensee's sole discretion, to sublicense to one other person or entity during the Term (as defined in Section 9 hereof), or from time to time during the Term if any such sublicense is for less than the Term, on such terms and conditions as the Company may, in its sole discretion, agree, subject to Section 3 hereof, under Licensor's Patent Rights and Technology to make or have made, use and sell or have sold the Licensed Product in the Territories.

         2.2 Except as otherwise provided for herein, the license and right granted in Paragraph 2.1 above shall be exclusive from the date first set forth above until the last of Licensor's Patent Rights expire or unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, whichever is earlier.

                                    SECTION 3
                                   SUBLICENSES
                                   -----------

         3.1 Subject to the terms of Section 2 hereof, Licensee and Licensor also grant to the Company the right to issue further sublicenses to third parties to make, to have made, to use and to sell the Licensed Product and the Technology in the Territories, provided that the Company has current exclusive rights thereto under this Agreement in the Territories and during the period being sublicensed. Further sublicenses shall include all of the rights and obligations due to the Licensee and Licensor that are contained in this Agreement to the extent applicable.

         3.2 Should this Agreement be terminated by its terms, such termination shall automatically operate as an assignment by the Company to Licensee of all of the Company 's right, title and interest in and to each sublicense granted by the Company hereunder prior to the effective date of such termination, unless upon notification of such termination the sublicensee shall elect to terminate the sublicense. Nothing contained herein, including termination, shall impair the rights of any sublicensee who is not in default of the terms and conditions of this Agreement, where applicable, to maintain such sublicense upon the same terms and conditions as established between the Company and further sublicense, at the option of such sublicensee.

                                    SECTION 4
         INITIAL PAYMENTS AND MINIMUM SUB-LICENSE FEES BY THE COMPANY TO
         ---------------------------------------------------------------
                                    LICENSEE
                                    --------

         4.1 The Company shall pay minimum annual royalty payments in the following amounts to the Licensee, commencing in the calendar year that the Licensed Product may receive approval by the U.S. Food and Drug Administration ("FDA") and each subsequent calendar year thereafter during the Term , payable in full on or before December 31 of each such calendar year:

                   - $50,000 in year 1 (provided FDA approval is received by the
                  Licensee on or prior to June 30th of the subject calendar year; if FDA approval is received by the Licensee after June 30th of the subject calendar year, such initial $50,000 payment shall be made in the immediately following calendar year which shall then constitute year 1);

                   - $150,000 in year 2;

                   - $500,000 in year 3 and each subsequent year thereafter
                     during the term of this Agreement.

         In the event this Agreement is terminated in accordance with its terms prior to the completion of any such calendar year, the pro-rata portion of such minimum annual royalty payment for such calender year shall be paid within thirty (30) days of such termination date.

                                    SECTION 5
                            EARNED RUNNING ROYALTIES
                            ------------------------

         5.1 In addition to the minimum annual royalty payment required to be paid by the Company to the Licensee in accordance with the requirements of paragraph 4.1 above, the Company shall pay to the Licensee an earned running royalty of twenty percent (20%) of the Net Selling Price for the Licensed Product sold by the Company and any sub-licensees (not affiliated or otherwise related directly or indirectly to the Company and/or any of its affiliates) of the Company, commencing with the first sale. Such earned running royalty percentage shall also apply to any and all sub-license and/or other fees, however characterized, which may be charged and received by the Company.

         5.2 Earned running royalties under paragraph 5.1 above shall accrue for the duration of the Patent Rights.

         5.3 Earned running royalties accruing to the Licensee shall be paid to the Licensee on a quarterly basis within thirty (30) days of the end of each calendar quarter in which the Licensed Product is sold.

         5.4 In the event that one or more patent claims included with the Patent Rights shall be held invalid or not patentable in a decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligations to pay running royalties for sales in that country as set forth in paragraph 5.1 hereof on said patent claim or any claim patentably indistinct therefrom shall cease as of the date of such decision, except and to the extent that the Company continues to market and sell the Licensed Product in any such country/countries and receives payment thereon. The Company shall not, however, be relieved, from paying any earned running royalties that have accrued before such adverse judicial decision or that are based on another patent or claim not involved in such decision.

         5.5 All monies due the Licensee shall be payable in United States funds to the Licensee at the address set forth in paragraph 22.1. When the Company is paid for Licensed Products in monies other than United States dollars, the earned running royalties due the Licensee will first be determined in the foreign currency of the country in which such Licensed Product was sold and then converted into equivalent United States funds at the rate established for that foreign currency. This conversion rate shall be the rate published in the Wall Street Journal on the last business day of each quarterly accounting period specified in paragraph 5.3 above.

                                    SECTION 6
                           DUE DILIGENCE AND MARKETING
                           ---------------------------

         6.1 The Company, upon execution of this Agreement and within a reasonable period following such time as when the Licensed Product may receive FDA approval, shall diligently proceed at its sole cost and expense with the development, manufacture, marketing and sale of Licensed Products and shall earnestly and diligently endeavor at its sole cost and expense to market the same within a reasonable time after the effective date of this Agreement and following such time as when the Licensed Product may receive FDA approval.

         6.2 The Company shall be entitled to exercise prudent and justifiable business judgement in meeting its due diligence obligations hereunder.

         6.3 The Company agrees to mark the Licensed Product with the applicable patent number or numbers as required by law.

                                    SECTION 7
                           REPORTS, BOOKS AND RECORDS
                           --------------------------

         7.1 At the end of the first quarterly accounting period after the first royalty-bearing sale of the Licensed Product or practice of the License Method by the Company, the Company shall provide both the Licensee and the Licensor with a written report showing all sales or use (which includes leased use) made of the Licensed Product during the preceding quarterly accounting period. Reports are due within thirty (30) days of the end of each calendar quarter, for the preceding quarterly accounting period. If no sale, or use of the Licensed Product or Licensed Method has been made during any reporting period, a written statement to this effect shall be required within such time period. All such reports shall be treated by the Licensee and the Licensor as proprietary business information of Company. The Company shall cause all sublicensees to submit similar reports to Licensor and Licensee.

         7.2 The Company shall prepare financial statements on a monthly, quarterly and annual basis in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied except as may be indicated therein or in the notes thereto and in conformity with the Company's books and records, and fairly present the financial position of the Company as of their respective dates and the results of operations for the periods then ended. The Company shall provide true and correct copies of each of such financial statements to each of the Licensee and the Licensee promptly following their preparation and completion. The Company's books and records shall truthfully and accurately show all sales of Licensed Products by the Company under the terms of this Agreement. Such books and records shall be open to inspection on a confidential basis by representatives and/or agents of the Licensee and/or the Licensor at reasonable times, but in no event more than four (4) times for each calendar year as to each such Party, for the purpose of verifying the accuracy of the reports and the royalties due.

         7.3 The fees and expenses of the representatives and/or agents performing such an examination shall be borne by the Company.

         7.4 The books and records required by paragraph 7.2 hereof shall be preserved for at least seven (7) years from the date of the royalty payment to which they pertain.

                                    SECTION 8
                            CONFIDENTIAL INFORMATION
                            ------------------------

         8.1 The Company acknowledges that the Technology, all technical data, economic information, know-how and data developed by or through the Licensee and Licensor is confidential, proprietary information.

         8.2 The obligation to maintain the confidentiality of the Licensee's and Licensor's confidential information shall extend five (5) years beyond the life of this Agreement as set forth in paragraph 9.2 herein.

         8.3 A Party receiving confidential information from a disclosing Party shall not be prevented from using or disclosing information:

                  (a) which is now, or becomes in the future public knowledge other than by breach of this Agreement by the receiving Party;

                  (b) which is lawfully obtained by the receiving Party from a source independent of the disclosing Party;

                  (c) which is subsequently developed by the receiving Party independent of the confidential information received hereunder; or,

                  (d) which is subsequently disclosed by the disclosing Party, including information developed after the date of this Agreement, to a third party on a non-confidential basis.

                                    SECTION 9
                              LIFE OF THE AGREEMENT
                              ---------------------

         9.1 This Agreement will not be binding upon the Parties until it has been signed hereinbelow by or on behalf of each Party, in which event, it shall be effective as of the later of the date of execution by all of the Parties.

         9.2 This Agreement shall be in full force and effect from the effective date of this Agreement and shall remain in effect for the last to expire patent under this Agreement or unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement (the "Term").

                                   SECTION 10
                               DEFAULT BY COMPANY
                               ------------------

         10.1 It is expressly agreed that, notwithstanding the provisions of
Section 21 hereof concerning late payments, if the Company should fail to deliver to the Licensee any statement or report when due, or fail to pay any royalty at the time that the same should be due or if the Company should violate or fail to perform any material representation, warranty, covenant, term, provision, condition or undertaking of this Agreement on its part to be performed hereunder, including but not limited to the timely payment of the minimum annual royalty payment to be paid by the Company to the Licensee pursuant to paragraph 4.2 herein and the earned running royalties to be paid by the Company to the Licensee pursuant to Section 5 hereof, or fail to maintain an on-going, regular place of business for a continuous sixty (60) day period, then and in such event the Licensee may give written notice of such default to the Company. If the Company should fail to make substantial progress toward curing such default within thirty (30) days from the date of delivery of such notice to the Company as defined in Section 22 ("Notices") hereof, the Licensee shall have the right to terminate this Agreement or initiate litigation to enforce any of the terms of this Agreement by written notice to the Company. Such termination of this Agreement by the Licensee or initiation of litigation shall not relieve the Company of its obligation to pay any royalty or fees due or owing at the time of such termination or litigation and shall not impair any accrued right of the Licensee and/or the Licensor.

         10.2 Notwithstanding the terms and provisions of paragraph 10.1 above, in the event following the date hereof that:

                  (i) Ronald Epstein ("Epstein") and John Carlson ("Carlson") are no longer officers and directors of the Company for any reason or no reason; or

                  (ii) there is any change in the collective corporate responsibilities and/or duties to the Company of Epstein and Carlson (and without regard to whether or not there is a change in any of their respective corporate titles and/or positions); or

                  (iii) Epstein and Carlson die or become disabled and/or incapacitated (in the case of disability and/or incapacity, defined for purposes hereof to mean the inability for whatever reason(s), for a period of 45 consecutive days, of the person to discharge all of the duties and responsibilities performed by such person for and on behalf of the Company prior to the onset of such disability and/or incapacity; or

                  (iv) the Company fails to adhere to the range and use of proceeds agreed to by the Company and the Licensee of any funds which may be made available to the Company by one or more funding sources introduced directly or indirectly by the Licensee to the Company, then in any of such events, the Licensee shall have the right to immediately terminate this Agreement and pursue such remedies at law and/or in equity as it may in its sole discretion determine.

         10.3 If Michael Hiler ("Hiler") is no longer an officer and/or director of the Company for any reason or no reason, or if he becomes disabled or incapacitated, as such terms are defined in paragraph 10.2 (iii) above, the Company will promptly seek and obtain another person to fill Hiler's officer and director position, which person shall be reasonably acceptable to the Licensee.

                                   SECTION 11
                           TERMINATION BY THE COMPANY
                           --------------------------

         11.1 The Company shall have the right to terminate this Agreement and the rights granted herein, at any time, and from time to time, by giving notice in writing to the Licensee and the Licensor. Such termination shall be effective ninety (90) days from the date of delivery of such notice as defined in Section 22 ("Notices") hereof, and the Company's rights associated therewith shall cease as of that date.

         11.2 Upon termination pursuant to paragraph 11.1, the Company agrees to assign all Patent Rights to the Licensee within thirty (30) days from the date of the delivery of the notice described in paragraph 11.1. The failure of the Company to assign the Patent Rights to the Licensee will be a material breach of this Agreement and the Licensee may initiate litigation to enforce such assignment.

         11.3 Any termination pursuant to the above paragraph shall not relieve the Company of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind anything done by the Company or any payments made (including the payment of the initial license fee) or other consideration given to the Licensee and/or the Licensor hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of the Licensee and/or the Licensor arising under this Agreement prior to such termination.

                                   SECTION 12
            DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION
            ---------------------------------------------------------

         12.1 Upon termination of this Agreement by any of the Parties, the Company shall provide both the Licensee and the Licensor with a written report listing all orders for the Licensed Product by the Company and a report listing all Licensed Products under the control of the Company and/or its Affiliates. The Company shall pay royalties thereon at the rate herein provided, which royalties will become due within thirty (30) days of the time payment for said orders is received by the Company, and the Company shall render reports thereon in the manner herein provided. If a sublicensee is terminated, the Company shall cause the sublicensee to provide the same report to each of Licensee and Licensor as specified in this paragraph 12.1.

                                   SECTION 13
        PATENT PROSECUTION AND MAINTENANCE; NOXIOUS AND RELATED TESTING;
        ----------------------------------------------------------------
                                  FDA APPROVAL
                                  ------------

         13.1 The Licensor shall continue at the Licensor's sole cost and expense to prosecute and maintain the United States patents and patent applications set forth in the Patent Rights utilizing counsel of the Licensor's choice, until such time as a United States patent on the Licensed Product in its current state and without any further Improvements (except as the Licensor, Licensee and the Company may otherwise agree in writing) may be issued. Subsequent thereto, the Company shall use commercially reasonable efforts at its sole cost and expense to prosecute and maintain the United States patents and patent applications set forth in the Patent Rights utilizing counsel of the Company's choice in consultation with the Licensee and the Licensor. The Licensee and the Licensor shall provide the Company with copies of all relevant documentation so that the Company may prepare and prosecute such Patent Rights. The Company shall keep the Licensee and Licensor reasonably informed and apprized of the continuing prosecution of these Patent Rights.

         13.2 The Company shall use its best efforts to amend any patent application to include claims reasonably requested by Licensee and required to protect the Licensed Product and methods covered by the Licensed Product pursuant to this Agreement.

         13.3 The preparation, filing and prosecuting of all foreign patent applications filed at Licensee's request, as well as the maintenance of all resulting patents, shall be at the Company's sole expense. Such patents shall be held in the name of the Licensor and shall be obtained using counsel mutually acceptable to all of the Parties hereto. The Company shall timely pay all of the expenses and costs of such counsel in accordance with such counsel('s') standard billing practices.

         13.4 Following such time as when the Licensed Product in its current state and without any further Improvements (except as the Licensee and the Company may otherwise agree in writing) may receive FDA approval and complete required noxious and related testing in order to receive such FDA approval, which FDA approval and testing shall be at the Licensee's sole cost and expense, the Company shall use commercially reasonable efforts at its sole cost and expense to conduct additional noxious and related testing of the License Product and any Improvements thereto and to then seek and obtain FDA approval of the License Product and any Improvements thereto.

                                   SECTION 14
                    USE OF NAMES, TRADE NAMES, AND TRADEMARKS
                    -----------------------------------------

         14.1 Nothing contained in this Agreement shall be construed as conferring any right to the Licensee and/or the Licensor to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the Company (including any contraction, abbreviation, or simulation of any of the foregoing).

                                   SECTION 15
        REPRESENTATIONS AND WARRANTIES BY THE LICENSEE, LICENSOR, COMPANY
        -----------------------------------------------------------------
                                 AND THE PARTIES
                                 ---------------

         15.1.0 The Licensee represents and warrants, subject to the execution of this Agreement by the Licensor, that it has the lawful right to enter into this Agreement.

         15.1.1 The Licensor represents and warrants that the Licensor has full legal right and authority to enter into this Agreement.

         15.1.2 The Company represents and warrants that it has the lawful right to enter into and perform all of its obligations under this Agreement, and that no consent of any third party is required for the Company to enter into this Agreement and/or to perform all of its obligations hereunder.

         15.2 None of the Parties provide a warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied. Neither the Licensee nor the Licensor makes any representation or warranty that the Licensed Product will not infringe any patent or other proprietary right. Each of the Licensee and the Licensor represents and warrants, as of the date of this Agreement, that it has no knowledge of any infringement of any patent or other proprietary right of a third party with respect to the manufacture and/or sale of the Licensed Products and the practice of the Licensed Method.

         15.3 IN NO EVENT WILL THE LICENSEE OR THE LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THIS SUB-LICENSE OR THE USE OF THE LICENSED PRODUCT OR LICENSED METHOD.

         15.4     Nothing in this Agreement shall be construed as:

                  (15.4a) a warranty or representation by the Licensee and/or the Licensor as to the validity or scope of the Patent Rights; or

                  (15.4b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

                  (15.4c) an obligation to bring or prosecute actions or suits against third parties for patent infringement; except as provided in Section 16; or

                  (15.4d) conferring by implication, estoppel, o otherwise any other license or rights other than those specified in the Patent Rights as defined herein.

         15.5 Licensor represents and warrants that the Licensor has not granted any assignment and/or other license relating to the Patent Rights in the U.S. or any foreign country other than the license to Licensee in derogation of the rights granted herein to the Company.

                                   SECTION 16
                                  INFRINGEMENT
                                 --------------

         16.1 In the event that any Party to this Agreement shall learn of the substantial infringement of any of the Patent Rights, that Party shall notify the other Parties in writing and shall provide the other Parties with reasonable evidence of such infringement.

         16.2 The Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. Upon its determination that infringement exists, the Company shall formally notify the infringing party of the Company's determination that infringement exists. The Licensee and the Licensor shall each be obligated at the Company's sole cost and expense to cooperate with the Company regarding any infringement action and/or proceeding, which the Company shall promptly and diligently pursue at the Company's sole expense if the efforts of the Parties to terminate such infringement without litigation are not successful.

                                   SECTION 17
                                     WAIVER
                                    --------

         17.1 It is agreed that no waiver by any Party hereto of any breach or default of any of the representations, warranties, covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                                   SECTION 18
                              LICENSE RESTRICTIONS
                             ----------------------

         18.1 It is agreed that the rights and privileges granted to the Company are each and all expressly conditioned upon the faithful performance on the part of the Company of every requirement, term, condition and provision herein contained. Each of such requirements, terms, conditions and provisions is a specific license restriction.

                                   SECTION 19
                                  ASSIGNABILITY
                                  -------------

         19.1 This Agreement is binding upon and shall inure to the benefit of the Parties, their respective successors and assigns and is assignable by each of the Licensee and the Licensor, but not the Company without the prior written consent of each of the Licensee and the Licensor, which may be withheld in the sole discretion of each.

         19.2 The Company agrees to notify the Licensee and the Licensor of any change in controlling interest (defined to mean the sale, transfer, lien, hypothecation or encumbrance of twenty five percent (25%) or more of the Company's outstanding securities as of the date first set forth above, including any securities exercisable or convertible into shares of the Company's common stock equal to or greater than such percentage) prior to any such occurrence. The Licensee and Licensor may in such event in their sole discretion and without any liability to either of such two Parties terminate this Agreement. The Company agrees to notify the Licensee and the Licensor of sublicense agreements regarding the Patent Rights entered into by the Company within thirty (30) days of its occurrence.

                                   SECTION 20
                          PRODUCT LIABILITY; INDEMNITY
                          ----------------------------

         20.1 The Company, at its sole cost and expense, shall insure its activities in connection with this Agreement and obtain, keep in force and maintain general commercial liability insurance, including but not limited to product liability insurance, in such amounts as is deemed commercially reasonable based upon the scope of the Company's then current and projected sales and marketing activities, with the Licensee and the Licensor to each be named as additional insured payees therein. The Company shall promptly provide a copy of such insurance policy to the Licensee and/or Licensor upon request from such Party.

         20.2 The Company agrees to indemnify, hold harmless, and defend each of the Licensee, its officers, directors, employees, shareholders, agents, representatives, successors and assigns (and its/their officers, directors, employees, shareholders, agents and representatives) and the Licensor and her agents, representatives, heirs, successors, and assigns (and his/her its agents, representatives and heirs) from and against any and all claims, suits, losses, damage, costs, fees, and expenses, including reasonable attorneys' fees and costs arising from the commercialization and utilization of the Licensed Product, including but not limited to, the making, using, and selling, or exporting of products, processes, or services derived therefrom. This indemnification will include, but will not be limited to, any product liability.

                                   SECTION 21
                                  LATE PAYMENTS
                                  -------------

         21.1 In the event royalty payments or fees are not received by the Licensee within thirty (30) days of when due, the Company shall pay to the Licensee interest charges at the rate of one percent (1%) per month on the amount of such royalties or fees overdue, unless otherwise agreed to in writing by the Licensee.

                                   SECTION 22
                                     NOTICES
                                     -------

         22.1 Any payment, notice, or other communication required or permitted to be given to any Party hereto shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by courier or by first-class certified mail, postage paid, or via telecopier (with a printed transmission confirmation of receipt provided to the sender thereof) to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

In the case of the Company:

         Medical Marketing Innovations, Inc.
         7150 West 20th Avenue, Suite 302
         Hialeah, Florida 33016
         Attention:  President
         Telecopier No. (305-558-5977)

In the case of the Licensee:

         P.D.C. Innovative Industries, Inc.
         3838 NW 126th Avenue
         Coral Springs, Florida 33065
         Attention: Michael Hiler, Chief Executive Officer
         Telecopier No. (954) 341-5361

In the case of the Licensor:

         Sandra Sowers, Personal Representative for the Estate of David Sowers 4411 NW 105th Terrace
         Coral Springs, Florida 333065
         Telecopier No. (954) 752-9736

                                   SECTION 23
                                  FORCE MAJEURE
                                  -------------

         23.1 No Party shall be responsible for delay or failure in performance of any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lighting, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of such Party.

                                   SECTION 24
                                  GOVERNING LAW
                                  -------------

         24.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida without regard to choice or conflict of law principles.

                                   SECTION 25
                              BANKRUPTCY OF COMPANY
                              ---------------------

         25.1 If the Company shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Company or otherwise, this Agreement shall automatically terminate according to the conditions set forth in Section 11, except that the thirty (30) day notice provision therein shall not apply.

                                   SECTION 26
                                  MISCELLANEOUS
                                  -------------

         26.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         26.2 No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by each of the Company, the License and the Licensor.

         26.3 This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof.

         26.4 In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

         26.5 For the consideration set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Licensee and the Licensor, the Licensee and the Licensor agree that this Agreement supercedes the June 8 Agreement, as amended, to the extent of any inconsistences, including but not limited to the royalty payment provisions set forth therein, which shall no longer be applicable or in force or effect. Licensor also further agrees that the anti-dilution provisions contained in
Section 3 (b) of the June 8 Agreement are no longer applicable and that Licensor is not and shall not be entitled to any shares of the Licensee's common stock pursuant thereto, and waives any and all claims, if any arising from or pertaining to such provision.

         26.6 As all of the Parties to this Agreement have each been represented by counsel in connection herewith, the rule of construction that ambiguities shall be construed against the drafter shall not be applicable.

         26.7 The Parties hereto agree that in the event following the date hereof, that the Licensee is made an offer by a third party not introduced to the Licensee by the Company to acquire the Licensee's rights in and to the Licensed Product, and the Licensee determines to accept such offer, the Parties agree that the Licensee may accept such offer in its sole discretion and without any consent or consultation required of or from either of the other two Parties hereto. If such offer is accepted, this Agreement shall terminate immediately prior to the consummation of such transaction and the Parties hereto agree that the Licensee and the Company shall each be entitled to receive 2/3 and 1/3, respectively, of any and all consideration to be paid by such third party in connection therewith, such formula having been determined by the Parties on the basis of the Parties' respective responsibilities and obligations hereunder. If an offer is made by a third party introduced to the Licensee by the Company with whom the Licensee did not have any prior relationship or dealings, and such offer is accepted by the Licensee, the same terms and conditions as set forth above shall apply, except that the Licensee and the Company shall each be entitled to receive 1/2, respectively, of any and all consideration to be paid by such third party in connection therewith. In the event of any good faith question or dispute concerning whether or not the Licensee had any prior relationship or dealings with a third party introduced to the Licensee by the Company, the Parties hereto agree that the Licensee's position concerning this matter shall control and be dispositive.

         26.8 This Agreement may be executed in counterparts and via telecopier.

                                   SECTION 27
                                   LITIGATION
                                   ----------

         27.1 Any controversy, claim, action and/or proceeding relating to or arising out of this Agreement, its interpretation, performance, or termination, or the breach thereof, shall be brought solely in the federal and/or state courts located in Broward County, Florida. The prevailing party in any such action and/or proceeding shall be entitled to recover its reasonable attorney's fees and costs from the other party/parties.

         IN WITNESS WHEREOF, each of the Company, the Licensee, and the Licensor have executed this Agreement, in triplicate originals (in the case or each of the Company and the Licensee, by their respective officers hereunto duly authorized), on the day and year hereinafter written, to be effective the 21st day of November 2002.


                                            MEDICAL MARKETING INNOVATIONS, INC.

                                            By: /s/ John Carlson
                                                ----------------------------
                                                John Carlson, President

STATE OF FLORIDA  )
                  )SS:
COUNTY OF BROWARD )

The foregoing instrument was acknowledged before me this 21st day of November 2002 by__________ as President of Medical Marketing Innovations, Inc. a Florida corporation, on behalf of such corporation, who is personally known to me or has produced _____________ as identification and did/did not take an oath.


                                        Notary Public:


                                        sign /s/ Emilio Vazque
                                             --------------------------

                                        print Emilio Vazquez
                                              ------------------------
                                        State of Florida at Large (Seal)

                                        My Commission Expires: April 1, 2006


                                        P.D.C. INNOVATIVE INDUSTRIES, INC.

                                        By: /s/ Michael Hiler
                                           ---------------------------
                                        Michael Hiler, Chief Executive Officer

STATE OF FLORIDA  )
                  )SS:
COUNTY OF BROWARD )

The foregoing instrument was acknowledged before me this 21st day of November 2002 by Michael Hiler as Chief Executive Officer of P.D.C. Innovative Industries, Inc., a Nevada corporation, on behalf of such corporation, who is personally known to me or has produced ______________ as identification and did/did not take an oath.

                                        Notary Public:

                                        sign /s/ Valerie L. Hicks
                                             -------------------------
                                        print Valerie L. Hicks
                                              -------------------------
                                        State of Florida at Large (Seal)

                                        My Commission Expires:  7/28/06


                                        /s/ Sandra Sowers
                                        --------------------------------
                                        Sandra Sowers, Personal Representative
                                        for the Estate of David Sowers

STATE OF FLORIDA                    )
                                    )SS:
COUNTY OF BROWARD                   )

         The foregoing instrument was acknowledged before me this 21st day of November 2002 by Sandra Sowers as Personal Representative for the Estate of David Sowers, who is personally known to me or has produced ______________ as identification and did/did not take an oath.

                                        Notary Public:

                                        sign /s/ Valerie Hicks
                                             --------------------------
                                        print Valerie Hicks
                                              --------------------------
                                        State of Florida at Large (Seal)

                                        My Commission Expires: 7/28/06